FILED
     IN THE OFFICE OF THE
SECRETARY OF THE STATE OF THE
       STATE OF NEVADA

         MAR 09 1999
         No C3898-99
       /s/ Dean Heller
DEAN HELLER SECRETARY OF STATE

                            CERTIFICATE OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                   PDTech.com

                                    * * * * *

     The undersigned, being the original incorporator and constituting at least two-thirds of the original incorporators of PDTech.com, a Nevada corporation, hereby amends the Articles of Incorporation of this corporation to include Article Thirteen as follows:

     ARTICLE THIRTEEN. [ANTI-DILUTION]. At all times during The existence of this corporation Power Direct, Inc., a Delaware corporation, shall not own less than that number of shares of this corporation's common stock equal to fifty-one percent (51%) of this corporation's total issued and outstanding common stock. In the event of any share issuance, merger, consolidation, reorganization, recapitalization, reclassification of the capital stock of this corporation, stock split, reverse stock split, share dividend, or other change affecting the number of issued and outstanding shares of common stock of this corporation in any manner whatsoever and which would result in Power Direct, Inc. owning less than fifty-one percent (51%) of the issued and outstanding shares of common stock of this corporation, the number of shares of this corporation's common stock held by Power Direct, Inc. shall be adjusted on the consummation of any such change so as to preserve the ownership by Power Direct, Inc. of that number of shares of this corporation's common stock equal to fifty-one percent (51%) of the then issued and outstanding common stock of this corporation.

     In accordance with the provisions of Section 78.3 80 of the Nevada Revised Statutes, the original incorporator of the corporation states the following:

     1. The date on which the original Articles of Incorporation were filed with the Secretary of State of Nevada was February 19, 1999.

     2. To the date of this Amendment, no part of the capital of the corporation has been paid and no stock has been issued.


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     IN WITNESS  WHEREOF,  the undersigned,  being the original  incorporator of
PDTech.com, hereunto affixes her signature this 3rd day of March, 1999.


                                        /s/ Amanda W. Cardinalli
                                        ----------------------------
                                        Amanda W. Cardinalli
                                        Incorporator


STATE OF NEVADA     )
                    :
COUNTY OF WASHOE    )

     On the 3rd day of March, 1999 before me, the undersigned, a Notary Public, personally appeared Amanda W. Cardinalli, known to be the person described in and who executed the foregoing instrument, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                        /s/ Margaret A. Oliver
                                        ----------------------------
                                        NOTARY PUBLIC


My Commission Expires:        [SEAL]    MARGARET A. OLIVER
                                        Notary Public-State of Nevada
October 10, 2002                        Appointment Recorded in Washoe County
                                        No. 94-5323-2-EXPIRES OCT. 10, 2002







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